Exhibit 99.1

Allarity Therapeutics Reports Fourth Quarter and Full Year
2021 Financial Results and Provides a Corporate Update

Cambridge, MA U.S.A. (May 16, 2022) — Allarity Therapeutics, Inc. (“Allarity” or the “Company”), a clinical-stage pharmaceutical company developing novel oncology therapeutics together with drug-specific DRP® companion diagnostics for personalized cancer care, today reported financial results for the fourth quarter and year ended December 31, 2021, and provided a corporate update.

“2021 was a momentous year for Allarity Therapeutics,” said Steve Carchedi, President and Chief Executive Officer. “We advanced our clinical-stage assets, raised a record amount of new investment for the Company, and completed our listing on the U.S. Nasdaq stock exchange. We are grateful for the collective support of our internal team, shareholders, and advisors, who are enabling the further development of our prioritized programs to address significant unmet needs within difficult-to-treat cancers. As we await further feedback from the United States Food and Drug Administration (FDA) regarding our NDA application for dovitinib, we remain steadfast in our mission to pair promising cancer therapeutics with our proprietary companion diagnostic technology to help significantly improve treatment outcomes for patients suffering from cancer. We look forward to sharing further updates on dovitinib and our other two priority clinical programs throughout the year.”

A delay in filing the Company’s Form 10-K triggered a notification of non-compliance by Nasdaq concerning Listing Rule 5250(c)(1), as announced on April 22, 2022. Issuing a promissory note to Novartis to replace an unenforceable note issued by one of the Company’s Danish subsidiaries in 2018 and an error in the calculation of a tax Net Operating Loss allowance led to a restatement of the Company’s Form 10-Q dated September 30, 2021, and financial statements for the twelve months ended December 31, 2020, were the primary cause of the delay. The Company has filed the restated Form 10-Q for September 30, 2021, and its Form 10-K for 2021 today with the U.S. Securities and Exchange Commission (SEC). With these filings completed, the Company expects to regain compliance with Nasdaq Listing Rule 5250(c)(1) in the near future. The restatement of our financial statements for the year ended December 31, 2020, also resulted in a “Triggering Event” under our Certificate of Designations for our Series A Preferred Stock (the “Preferred Stock”) because of the requirement to file a post-effective amendment to the Company’s Form S-1 registration statement that registers shares of our common stock issuable upon conversion of the Preferred Stock. As previously disclosed, the Investor that holds all of our Preferred Stock and the Company entered into a Forbearance Agreement and Waiver, dated April 27, 2022, providing the Company a forbearance period until June 4, 2022, in order to have the post-effective amendment declared effective by the SEC.

Full Year 2021 and Recent Highlights

●	In March 2022, entered into two agreements amending the LiPlaCis® program. As a result of this amendment, Allarity will be exempt from any future financial obligation associated with the further development of LiPlaCis®, including the cancellation of outstanding liability of $971million. Allarity will also maintain its ability to receive possible future milestone payments of up to $3.5 million

Allarity Therapeutics, Inc. | 210 Broadway, #201 | Cambridge, MA | U.S.A. | NASDAQ: ALLR | www.allarity.com

●	Scheduled a Type C meeting with the FDA, to be held in Q2 2022, to discuss potential paths to approval for dovitinib. This action followed the FDA’s issuance of Refusal to File (RTF) letters in February 2022 in response to the Company’s New Drug Application (NDA) and related Pre-Market Approval (PMA) application for dovitinib
●	Announced licensing agreements with Oncoheroes Biosciences, which will fund and advance the clinical development of both dovitinib and stenoparib in pediatric cancers utilizing Allarity’s DRP® companion diagnostics
●	Completed listing on the U.S. Nasdaq Stock Market under the trading symbol “ALLR”
●	Received a $20 million PIPE investment from an institutional investor in conjunction with U.S. Nasdaq listing
●	Entered into an agreement with Lonza Group for the manufacturing of dovitinib to meet anticipated future commercial production needs
●	Entered, in July 2021, into an agreement for the sale of our irofulven program and assets to Lantern Pharma, Inc., under which Allarity received a $1 million upfront payment; the Company is eligible to receive an additional $1 million in payments plus up to U.S. $16 million in milestone payments from Lantern over the life of the program, in addition to royalties on future commercial net sales of the product. In Q1 2022, the Company received a fee payment from Lantern Pharma under the this agreement
●	Completed an oversubscribed rights issue, raising SEK 102.8 million ($12.1 million) before issue costs to further finance the development of Allarity’s three priority pipeline programs
●	Announced positive preclinical data in osteosarcoma in which dovitinib increased the median survival time in animals by 50% compared to the control group
●	Initiated a Phase 2 trial of IXEMPRA® in Europe for the second-line treatment of metastatic breast cancer (mBC), with trial sites opened in a number of European countries
●	Expanded enrollment in an ongoing Phase 2 trial of stenoparib for the treatment of ovarian cancer (OC), with new trial sites opened or planned in the U.S. and Europe.

Anticipated Milestones in 2022

●	Announcing results of the Type C meeting with the FDA and outlining future development plans for dovitinib and its DRP®-Dovitinib companion diagnostic
●	Initiation of prospective clinical study of dovitinib in metastatic Renal Cell Carcinoma together with its DRP®-Dovitinib companion diagnostic
●	Interim data readout of Phase 2 clinical trial for IXEMPRA® in mBC anticipated in Q4 2022
●	Interim data readout of Phase 2 clinical trial for stenoparib in OC anticipated in Q4 2022

Fourth Quarter and Full Year 2021 Financial Results

Balance Sheet: As of December 31, 2021, Allarity’s cash was $19.6 million, as compared to $298 thousand as of December 31 2020. This includes net proceeds from the Company’s December 2021 initial public offering in the U.S. The Company’s current cash, are expected to fund operations through 2022.

Allarity Therapeutics, Inc. | 210 Broadway, #201 | Cambridge, MA | U.S.A. | NASDAQ: ALLR | www.allarity.com

R&D Expenses: Research and Development (R&D) expenses were $9.5 million for the three months ended December 31, 2021, and $14.2 million for the full year 2021, compared to $1.7 million and $4.2 million for comparable periods in 2020, respectively.

G&A Expenses: General and Administrative (G&A) expenses were $6.2 million for the three months ended December 31, 2021, and $12.4 million for the full year 2021, compared to $856 thousand and $4.1 million for comparable periods in 2020, respectively.

Net Loss: Net loss was $16.8 million for the three months ended December 31, 2021, and $26.6 million for the full year 2021, compared to $1.7 million and $6.6 million for comparable periods in 2020, respectively.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (Nasdaq: ALLR) develops drugs for personalized treatment of cancer guided by its proprietary and highly validated companion diagnostic technology, the DRP® platform. The Company has a mature portfolio of five drug candidates: stenoparib, a PARP inhibitor in Phase 2 development for ovarian cancer; dovitinib, a post-Phase 3 pan-tyrosine kinase inhibitor; IXEMPRA® (Ixabepilone), a microtubule inhibitor approved in the U.S. for the treatment of second-line metastatic breast cancer and in Phase 2 development in Europe for the same indication; and 2X-111, a liposomal formulation of doxorubicin in Phase 2 development for metastatic breast cancer and/or glioblastoma multiforme (GBM), which is the subject of discussions for a restructured out-license to Smerud Medical Research International AS. LiPlaCis®, a liposomal formulation of cisplatin and its accompanying DRP® is being developed via a partnership with Chosa ApS, an affiliate of Smerud Medical Research International, for late-stage metastatic breast cancer. The Company is headquartered in the United States and maintains an R&D facility in Hoersholm, Denmark. For more information, please visit the Company’s website at www.Allarity.com

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the genetic signature of their cancer, are found to have a high likelihood of responding to the specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high DRP® score, the therapeutic response rate can be significantly increased. The DRP® method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP® is based on messenger RNA from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients in 37 out of 47 clinical studies that were examined (both retrospective and prospective), including ongoing, prospective Phase 2 trials of Stenoparib and IXEMPRA®. The DRP® platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in peer reviewed literature.

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Allarity Therapeutics, Inc. | 210 Broadway, #201 | Cambridge, MA | U.S.A. | NASDAQ: ALLR | www.allarity.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide Allarity’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, all statements under the heading “Anticipated Milestones in 2022,” statements relating to the Company’s NDA submission for dovitinib and its PMA submission for the drug-specific DRP® companion diagnostic for dovitinib, any statements related to ongoing clinical trials for stenoparib for the treatment of advanced ovarian cancer, or ongoing clinical trials (in Europe) for IXEMPRA® for the treatment of metastatic breast cancer, and statements relating to the effectiveness of the Company’s DRP® companion diagnostics platform in predicting whether a particular patient is likely to respond to a specific drug. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive reviews of the data, and as more patient data become available, the risk that results of a clinical study are subject to interpretation and additional analyses may be needed and/or may contradict such results, the receipt of regulatory approval for dovitinib or any of our other therapeutic candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our therapeutic candidates, and the risk that the current COVID-19 pandemic will impact the Company’s current and future clinical trials and the timing of the Company’s preclinical studies and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed today with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:

Jens Knudsen

Chief Financial Officer

investorrelations@allarity.com

Investor Relations:

Chuck Padala

LifeSci Advisors

+1 (646) 627-8390

chuck@lifesciadvisors.com

U.S. Media Contact:

Mike Beyer
Sam Brown, Inc.
+1 (312) 961-2502
mikebeyer@sambrown.com

EU Media Contact:

Thomas Pedersen

Carrotize PR & Communications

+45 6062 9390

tsp@carrotize.com

Allarity Therapeutics, Inc. | 210 Broadway, #201 | Cambridge, MA | U.S.A. | NASDAQ: ALLR | www.allarity.com